Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

May 31, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES

RESIGNATION OF TRUSTEE JOHN M. DERRICK, JR.

The Board of Trustees of Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) announces the resignation of John M. Derrick, Jr., effective June 1, 2011.

Mr. Derrick has served on WRIT’s Board of Trustees since 1997. During his tenure he chaired both the Audit Committee and the Compensation Committee of the Board of Trustees. Mr. Derrick is the retired Chairman, Chief Executive Officer and President of Pepco Holdings, Inc. (formerly Potomac Electric Power Company (PEPCO)). He is also past Chairman of both the Maryland Chamber of Commerce and the Greater Washington Board of Trade.

“John Derrick’s business acumen and strong Washington, DC market knowledge have benefited WRIT immeasurably over the past 14 years. During his tenure, WRIT completed $2.4 billion of acquisitions and dispositions in the Washington, DC market throughout various real estate cycles, and John’s guidance has always proved invaluable in our decision making. We will miss him greatly,” said George F. “Skip” McKenzie, President and Chief Executive Officer.

“John has been an instrumental member of our Board since 1997. WRIT is incredibly fortunate to have enjoyed the service of this leader in the Washington, DC business community for so long. We wish him well in his retirement and thank him for his service and leadership over the past 14 years,” added John P. McDaniel, Chairman of the Board.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 86 properties totaling approximately 11 million square feet of commercial space and 2,540 residential units, and land held for development. These 86 properties consist of 26 office properties, 16 industrial/flex properties, 18 medical office properties, 15 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2010 Form 10-K and first quarter 2011 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.